Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Corbus Pharmaceuticals Holdings, Inc. on Form S-8 to be filed on or about February 5, 2015 of our report dated July 2, 2014, except for the second paragraph of Note 14, as to which the date is August 11, 2014, on our audits of the financial statements of JB Therapeutics, Inc. as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which report was included in Amendment No. 2 to the Registration Statement of Corbus Pharmaceuticals Holdings, Inc. on Form S-1 filed on October 2, 2014.

/S/ EISNERAMPER LLP

Iselin, New Jersey

February 5, 2015